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                                                                   Exhibit 99.1

                   SCHOOL SPECIALTY NAMES DAVID VANDER ZANDEN
                    AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Greenville, WI, September 4, 2002 - School Specialty, Inc. (NASDAQ:SCHS), the largest direct marketer of supplemental educational supplies to schools and teachers for pre-kindergarten through twelfth grade, today announced the appointment of David J. Vander Zanden as President and Chief Executive Officer. Mr. Vander Zanden served as President and Chief Operating Officer for School Specialty since 1998. He also served as interim Chief Executive Officer since March 2002 following the unexpected death of Dan Spalding, the company's Chairman and Chief Executive Officer. In a further action, the Board of Directors also named Leo C. McKenna to the non-executive position of Chairman of the Board for School Specialty. Mr. McKenna has been an active board member with School Specialty and its predecessors since 1986 and has served as interim Chairman of the Board since March 2002.

"Dave Vander Zanden has had the confidence of our entire Board of Directors since the time of Dan Spalding's untimely death," said Leo McKenna. "Throughout this time of transition in leadership our early belief that Dave was the ideal candidate to expand his leadership as CEO has been reinforced many times over. We are very pleased to conclude our extensive CEO search with the appointment of Dave Vander Zanden," he added.

"I have viewed that my primary responsibility since Dan's death has been to ensure the continuity of leadership which Dan and I shared," said Dave Vander Zanden. "With our outstanding and experienced management team unchanged and our business results on target, I have found it very manageable to incorporate added strategic responsibilities into my role with School Specialty, while looking to others in our established executive team to step up and broaden their operating responsibilities. Our transition has been seamless. We will continue to evolve and execute our strategy to maximize growth in our marketplace."

About School Specialty, Inc.
----------------------------
School Specialty, Inc., "The Nation's Education Resource," is the largest direct marketer of supplemental educational supplies to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States. The company mails over 39 million catalogs annually to customers, and serves its customers through approximately 2,700 employees. School Specialty has a diversified approach to the market. The School Specialty brand focuses on serving administrators and procurement specialists through a national sales force. The company's nine specialty brands--ClassroomDirect, Childcraft, ABC, Sax Arts and Crafts, Frey Scientific, Brodhead Garrett, Teacher's Video, Premier Agendas and Sportime--serve teachers and curriculum specialists. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement
---------------------
Statements in this release that are not strictly historical are "forward-looking," including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty's Annual Report on Form 10-K for fiscal year 2002 and other documents filed with the Securities and Exchange Commission.

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